Exhibit 23.2

Guangdong Jiamao Law Firm

October 16, 2024

Consent Letter on Dogness (International) Corporation – Annual Report for Fiscal Year 2024

We hereby consent to the use of our name wherever appearing in Dogness (International) Corporation’s annual report for the fiscal year 2024 and any amendments thereto (the “Annual Report”). We also consent to the filing hereof as an exhibit to the Annual Report.

Sincerely yours,

/s/ Guangdong Jiamao Law Firm

Guangdong Jiamao Law Firm